Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Exhibit 10.5
4060.LICI.010 Harvard
CO-EXCLUSIVE LICENSE AGREEMENT
Between
President and Fellows of Harvard College
And
Mycometrix Corporation
Effective as of October 15, 2000
Re: Harvard Case #[***]
In consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:

1.1	ACADEMIC RESEARCH PURPOSES: use of PATENT RIGHTS for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use the PATENT RIGHTS in the production or manufacture of products for sale or the performance of services for a fee.

1.2	AFFILIATE: any entity which controls, is controlled by, or is under common control with a party by ownership or control of at least fifty percent (50%) of the voting stock or other ownership. Unless otherwise specified, the term LICENSEE includes AFFILIATES.

1.3	FIELD : use of PATENT RIGHTS to develop, manufacture, use, offer for sale, sell, or import components and products in FIELD I and/or FIELD II:
FIELD I: [***]
FIELD II: [***]

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

1.4	HARVARD: President and Fellows of Harvard College, a nonprofit Massachusetts educational corporation having offices at the Office for Technology and Trademark Licensing, Holyoke Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138.

1.5	LICENSED PROCESSES: the processes covered by at least one VALID CLAIM included within the PATENT RIGHTS.

1.6	LICENSED PRODUCTS: products covered by at least one VALID CLAIM included within the PATENT RIGHTS or products made or services provided in accordance with or by means of LICENSED PROCESSES.

1.7	LICENSEE: Mycometrix Corporation, a corporation organized under the laws of California having its principal offices at 213 East Grand Avenue, South San Francisco, CA 94080.

1.8	NET SERVICE INCOME: SERVICE INCOME less LICENSEE’s actual direct and indirect cost for research, development and/or services provided.

1.9	NET SALES: the amount actually received for sales, leases, or other transfers of LICENSED PRODUCTS, less:
(i)customary trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken;
(ii)amounts repaid or credited by reason of rejection or return;
(iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE; and
(iv) reasonable charges for delivery or transportation provided by third parties and cost of insurance in transit, if separately stated.
NET SALES also includes the fair market value of any non-cash consideration received by LICENSEE for the sale, lease, or transfer of LICENSED PRODUCTS.
If a LICENSED PRODUCT is sold as a combination product containing the LICENSED PRODUCT and one or more other components, NET SALES shall be calculated by multiplying the gross amount invoiced for the sale of the combination product by the fraction A/A+B where A is the average gross selling price of the LICENSED PRODUCT sold separately by LICENSEE and B is the average gross selling price of such other components of the combination products sold separately by LICENSEE during the relevant royalty payment period.

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

In the event that LICENSEE grants a sublicensee hereunder, and receives payments based upon SUBLICENSEE’s sales of LICENSED PRODUCTS, LICENSEE may upon approval from HARVARD (which shall not be unreasonably withheld) modify the definition of NET SALES for the purposes of calculating royalties payable to HARVARD on such SUBLICENSEE’s sales to be the same as the definition of NET SALES on which such royalties to LICENSEE are calculated.

1.10	SERVICE INCOME: the total financial consideration received by LICENSEE for commercial services performed on a fee-for-service basis using the LICENSED PRODUCTS or LICENSED PROCESSES by LICENSEE under a contract with a third party, where such services are based primarily on the use of fully functional LICENSED PRODUCTS or LICENSED PROCESSES (as applicable) for their intended commercial use (such as, for example, where LICENSEE performs commercial-scale genotyping services for a pharmaceutical company on a fee-for-service basis using fully developed microfluidics chips comprising LICENSED PRODUCTS). SERVICE INCOME shall not include amounts received in connection with research and/or development of LICENSED PRODUCTS or LICENSED PROCESSES themselves.

1.11	PATENT RIGHTS: The applications and patents as listed in Appendix A of this Agreement, the allowed claims of such applications, the inventions described and claimed therein, and any divisions or continuations of the applications and patents as listed in Appendix A, and specific claims of any continuations-in-part of such applications to the extent the specific claims are directed to subject matter described in the applications and patents listed in Appendix A in a manner sufficient to support such specific claims under 35 U.S.C., patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by HARVARD.

1.12	SUBLICENSE INCOME: the amount paid to LICENSEE by a third party (other than an AFFILIATE of LICENSEE) (a) for the sublicening of PATENT RIGHTS to a third party as well as (b) for the related licensing of LICENSEE’s own patent rights or know-how or LICENSEE’s in-licensed non-HARVARD technologies, including but not limited to (i) license fees, (ii) milestone payments, (iii) royalties, (iv) the fair market value in cash of any non-cash consideration for such sublicense, and (v) in the event that LICENSEE receives any payment for equity in consideration for the grant of sublicense rights that included a premium over the fair market value of such equity, the amount of such premium. LICENSEE shall be responsible for determining such fair market value with reasonable business judgment.

1.13	SUBLICENSEE: any non-AFFILIATE granted a sublicense of any of the rights HARVARD has granted to LICENSEE under Section 3.1.

1.14	TERRITORY: Worldwide.

1.15	VALID CLAIM: either (i) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

unappealable or unappealed decision or (ii) a claim of a published, pending patent application, which claim is substantially identical to a corresponding claim in a subsequently issued patent having priority to the patent application.

1.16	The terms “Public Law 96-517” and “Public Law 98-620” include all amendments to those statutes.

1.17	The terms “sold” and “sell” include, without limitation, leases and other transfers and similar transactions.
ARTICLE II
REPRESENTATIONS

2.1	HARVARD is owner by assignment from [***], in the foreign patent applications corresponding thereto, and in the inventions described and claimed therein.

2.2	HARVARD has authority to issue licenses under PATENT RIGHTS.

2.3	HARVARD is committed to the policy that ideas or creative works produced at HARVARD should be used for the greatest possible public benefit, and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest.

2.4	LICENSEE is prepared and intends to diligently develop the invention and to bring products to market which are subject to this Agreement, specifically including one or more products in the FIELD selected from a [***].

2.5	LICENSEE is desirous of obtaining a co-exclusive license in the FIELD and in the TERRITORY in order to practice the PATENT RIGHTS in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith, and HARVARD is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.
ARTICLE III
GRANT OF RIGHTS

3.1	HARVARD hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, in the TERRITORY a co-exclusive commercial license under PATENT RIGHTS in FIELD I and in FIELD II to make and have made, to use and have used, to sell

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

and have sold, and to offer for sale and have offered for sale the LICENSED PRODUCTS, and to practice the LICENSED PROCESSES, for the life of the PATENT RIGHTS. HARVARD will grant no more than two commercial licenses in FIELD I at any time and will grant no more than two commercial licenses in FIELD II at any time and HARVARD will not grant other licenses in the FIELD except as required by HARVARD’s obligations in Section 3.2(a) or as permitted Section 3.2(b). Such co-exclusive license shall include the right to grant sublicenses under the following circumstances: (i) LICENSEE can demonstrate that it has added significant value to the PATENT RIGHTS to be sublicensed, and that such a sublicense also contains a substantial and essentially simultaneous license of LICENSEE owned intellectual property, or (ii) LICENSEE grants a sublicense under other HARVARD patent rights licensed exclusively to LICENSEE which are dominated by PATENT RIGHTS, and such sublicense under PATENT RIGHTS is necessary to practice such other HARVARD patent rights.

3.2	The granting and exercise of this license is subject to the following conditions:

(a)	HARVARD’s “Statement of Policy in Regard to Inventions, Patents and Copyrights,” dated August 10, 1998, Public Law 96-517, Public Law 98-620. In addition, this Agreement is subject to HARVARD’s obligations under agreements with other sponsors of research, provided that such obligations are not in conflict with the rights granted hereunder. Any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes.

(b)	HARVARD reserves the right to make and use, and grant to others non-exclusive licenses to make and use solely for ACADEMIC RESEARCH PURPOSES the subject matter described and claimed in PATENT RIGHTS.

(c)	LICENSEE shall use commercially reasonable efforts to effect introduction of the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS reasonably available to the public.

(d)	At any time after three years from the effective date of this Agreement and as HARVARD’s sole remedy for such non-performance, HARVARD may increase the license maintenance royalty under Section 4.4 to [***] dollars each in FIELD I and in FIELD II in year 2004 and [***] dollars each in FIELD I and in FIELD II per year each year beginning in 2005, if in HARVARD’s reasonable judgment, the Progress Reports furnished by LICENSEE do not demonstrate that LICENSEE has satisfied at least one of the following conditions, which non-performance is not cured within ninety (90) days following the written notification of such by HARVARD to LICENSEE:

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

(i)	has put the licensed subject matter into commercial use in at least one of the countries hereby licensed, directly or through a sublicense, and is keeping the licensed subject matter reasonably available to the public; or

(ii)	is engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving 3.2(d)(i).

(e)	In all sublicenses granted by LICENSEE hereunder, LICENSEE shall include a requirement that the SUBLICENSEE use commercially reasonable efforts to bring the subject matter of the sublicense into commercial use. LICENSEE shall further provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of this Agreement, except: (i) the SUBLICENSEE may not further sublicense; and (ii) the rate of royalty on NET SALES paid by the SUBLICENSEE to the LICENSEE. Copies of the relevant provisions of all sublicense agreements shall be provided promptly to HARVARD. HARVARD agrees to maintain any information contained in such provisions in confidence, except as otherwise required by law, however, HARVARD may include in its usual reports annual amounts of royalties paid.

(f)	A license in any other field of use in addition to the FIELD shall be the subject of a separate agreement and shall require LICENSEE’s submission of evidence, satisfactory to HARVARD, demonstrating LICENSEE’s willingness and ability to develop and commercialize in such other field of use the kinds of products or processes likely to be encompassed in such other fields.

(g)	To the extent that federal funds are used to support research leading to a patent or patent application in the PATENT RIGHTS, LICENSEE shall cause any LICENSED PRODUCT produced for sale by LICENSEE or SUBLICENSEES in the United States to be manufactured substantially in the United States during the period of exclusivity of this license in the United States.

3.4	All rights reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620, shall remain and shall in no way be affected by this Agreement.
ARTICLE IV
ROYALTIES

4.1	LICENSEE shall pay to HARVARD a non-refundable license royalty fee in the sum of [***] payable within thirty (30) days of the execution date of this Agreement.

4.2	(a) In consideration of the right and license granted herein, LICENSEE shall pay to HARVARD during the term of this Agreement a royalty of [***] on NET SALES of LICENSED PRODUCTS sold by LICENSEE.

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

(b) In the event that a single LICENSED PRODUCT or LICENSED PROCESS is covered by HARVARD intellectual property in addition to PATENT RIGHTS, which is licensed to LICENSEE under other agreements as of the date of this Agreement, then the total royalty payment due HARVARD under all such agreements including this Agreement shall be [***] of NET SALES. LICENSEE shall notify HARVARD of the identity of each license agreement that includes patent rights covering the product or process, and HARVARD shall distribute the royalties evenly among such agreements.
(c) As consideration for the rights granted hereunder, LICENSEE shall pay to HARVARD during the term of this Agreement a royalty in the form of stock of LICENSEE as follows:

(i)	LICENSEE shall issue to HARVARD [***] shares of the Common Stock of LICENSEE (“Shares”) pursuant to the terms of a mutually acceptable Stock Subscription Agreement, provided, however, that HARVARD shall be subject to and enter into appropriate agreements and related documents as required of other stockholders of LICENSEE.

(ii)	HARVARD represents and warrants to LICENSEE that:
(1) HARVARD is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with any distribution thereof, nor with any present intention of distributing or selling the same; and HARVARD has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.
(2) HARVARD has full power and authority to enter into and to perform this Agreement in accordance with its terms.
(3) HARVARD has sufficient knowledge and experience in investing in companies similar to LICENSEE so as to be able to evaluate the risks and merits of its investment in LICENSEE and is able financially to bear the risks thereof.

(iii)	Each certificate representing the Shares shall bear a legend substantially in the following form:

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

“The shares represented by this certificate have not been registered under the Securities Act of 1933 or any state securities law and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a registration statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Corporation shall have received an opinion of counsel satisfactory to the Corporation that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable securities laws.”
“The shares represented by this certificate are subject to a mutually agree-upon Stock Purchase and Right of First Refusal Agreement with this Corporation, a copy of which Stock Purchase and Right of First Refusal Agreement is available for inspection at the offices of the Corporation or may be made available upon request.”
The foregoing legend shall be removed from the certificates representing any Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to the Securities Act of 1933, as amended.
If at any time prior to the time the Shares are eligible for resale pursuant to an exemption from registration under the Securities Act of 1933, as amended, LICENSEE proposes to register any of its Common Stock, under the Securities Act of 1933, except at LICENSEE’s initial public offering or any offering pursuant to Forms S-4 or S-8, LICENSEE shall offer HARVARD the opportunity to have its Shares registered under the registration statement to be filed at such time. HARVARD will be offered the right to register its Shares under the same terms, conditions and restrictions as other shareholders with piggyback registration rights and the inclusion of any Shares in such registration statement shall be subject to the approval of the underwriters of such offering

(iv)	HARVARD’s ownership rights to Shares shall not be affected should the license pursuant to this Agreement be converted to a nonexclusive one.
(d) In the case of sublicenses, LICENSEE shall also pay to HARVARD a royalty of [***] of SUBLICENSE INCOME. If compensation for such a sublicense of PATENT RIGHTS is bundled with compensation received for the sublicensing of the other HARVARD patent rights licensed to LICENSEE under other agreements as of the date of this Agreement, LICENSEE shall pay HARVARD only [***] of the total compensation received no matter how many license agreements from HARVARD are involved. In such a case, LICENSEE shall notify HARVARD of the identity of each license agreement involved and HARVARD shall distribute its [***] of

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

compensation equally among those license agreements, including this Agreement.
(e) LICENSEE shall pay HARVARD [***] of NET SERVICE INCOME. If SERVICE INCOME is bundled with service income under another license to LICENSEE as of the date of this Agreement, LICENSEE shall pay a royalty of [***] of NET SERVICE INCOME received from each and every third party (“Third Party”) to which services are provided. LICENSEE shall notify HARVARD of the identity of each license agreement involved in the services and HARVARD shall distribute its [***] of compensation equally among those license agreements, including this Agreement.
(f) If other co-exclusive licenses in the same FIELD and TERRITORY are granted after the date this Agreement is executed, the above financial compensation shall not exceed the financial compensation to be paid by other licensees in the same FIELD and TERRITORY during the term of the co-exclusive license provided LICENSEE accepts any less favorable terms included in such other license.
If stock is part of the financial compensation to be paid by other licensees in the same FIELD and TERITORY, the fair market value of the stock shall be the same as the price per share which other investors paid in the last round of financing unless the stock is publicly traded.

4.3	On sales between LICENSEE and its AFFILIATES for resale or incorporation into products, the royalty shall be paid on the NET SALES of the AFFILIATE. On sales between LICENSEE and sublicensees for resale, the royalty shall be paid on the SUBLICENSE INCOME.

4.4	No later than January 1 of each calendar year indicated below, LICENSEE shall pay to HARVARD the following non-refundable license maintenance royalty and/or advance on royalties. Such payments shall be credited against running royalties due for that calendar year and Royalty Reports shall reflect such a credit. Such payments shall not be credited against milestone payments (if any) nor against royalties due for any subsequent calendar year nor against such payments due under any other agreements with HARVARD.

	FIELD I	FIELD II
January 1, 2002	[***]	[***]
January 1, 2003	[***]	[***]
January 1, 2004	[***]	[***]
each year thereafter	[***]	[***]
ARTICLE V
REPORTING

5.1	Prior to signing this Agreement, LICENSEE has provided to HARVARD a written business plan under which LICENSEE intends to bring the subject matter of the licenses

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

granted hereunder into commercial use upon execution of this Agreement. Such plan includes proposed marketing efforts.

5.2	No later than sixty (60) days after June 30 of each calendar year, LICENSEE shall provide to HARVARD a written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. If progress differs from that anticipated in the plan required under Section 5.1, LICENSEE shall explain the reasons for the difference and propose a modified plan for HARVARD’s review. LICENSEE shall also provide any reasonable additional data HARVARD requires to evaluate LICENSEE’s performance.

5.3	LICENSEE shall report to HARVARD the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

5.4
(a)LICENSEE shall submit to HARVARD within sixty (60) days after each calendar half year ending June 30 and December 31, a Royalty Report setting forth for such half year at least the following information:

(i)	the number of LICENSED PRODUCTS sold by LICENSEE in each country;

(ii)	total billings and amounts actually received for such LICENSED PRODUCTS;

(iii)	an accounting for all LICENSED PROCESSES used or sold;

(iv)	deductions applicable to determine the NET SALES thereof;

(v)	the amount of SERVICE INCOME received by LICENSEE and an accounting of all deductions to yield NET SERVICE INCOME;

(vi)	the amount of SUBLICENSE INCOME received by LICENSEE; and

(vii)	the amount of royalty due thereon, or, if no royalties are due to HARVARD for any reporting period, the statement that no royalties are due.
Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from royalties.

(b)	LICENSEE shall pay to HARVARD with each such Royalty Report the amount of royalty due with respect to such half year. If multiple technologies are covered by the license granted hereunder, LICENSEE shall specify which PATENT RIGHTS are utilized for each LICENSED PRODUCT and LICENSED PROCESS included in the Royalty Report.

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

(c)	All payments due hereunder shall be deemed received when funds are credited to HARVARD’s bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or the Wall Street Journal) on the last working day of each royalty period. No transfer, exchange, collection or other charges shall be deducted from such payments.

(d)	All such reports shall be maintained in confidence by HARVARD except as required by law; however, HARVARD may include in its usual reports annual amounts of royalties paid.

(e)	Late payments shall be subject to a charge of one and one-half percent (1.5%) per month, or $250, whichever is greater.

5.5	In the event of acquisition, merger, change of corporate name or change in make-up, organization, or identity, LICENSEE shall notify HARVARD in writing within thirty (30) days of such event.

5.6	If by law, regulation or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, LICENSEE shall give HARVARD prompt notice in writing and shall pay the royalty and other amounts due through such means or methods as are lawful in such country as HARVARD may reasonably designate. Failing the designation by HARVARD of such lawful means or methods within thirty (30) days after such notice is given to HARVARD, LICENSEE shall deposit such royalty or other payment in local currency to the credit of HARVARD in a recognized banking institution designated by HARVARD, or if none is designated by HARVARD within the thirty (30) day period described above, in a recognized banking institution selected by LICENSEE and identified in a written notice to HARVARD by LICENSEE, and such deposit shall fulfill all obligations of LICENSEE to HARVARD with respect to such royalties. When in any country in which the law or regulations prohibit both the transmittal and deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases to be in effect, all royalties which LICENSEE would have been under obligation to transmit or deposit, but for the prohibition, shall be deposited or transmitted promptly to the extent allowable.
ARTICLE VI
RECORD KEEPING

6.1	LICENSEE shall keep, and shall require its SUBLICENSEES to keep, accurate records (together with supporting documentation) of LICENSED PRODUCTS made, used or sold under this Agreement, and SERVICE INCOME and SUBLICENSE INCOME received by LICENSEE under this Agreement, appropriate to determine the amount of royalties due to HARVARD hereunder. Such records shall be retained for three (3) years following the end of the reporting period to which they relate. For such three year period, they shall be

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

available during normal business hours upon reasonable advance notice for examination by a certified public accountant selected by HARVARD, and reasonably acceptable to LICENSEE, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this Section 6.1, HARVARD’s accountant shall have access to all records which HARVARD reasonably believes to be relevant to the calculation of royalties under Article IV. HARVARD agrees to maintain any information contained in such records in confidence, except as otherwise required by law and except information in regarding the amount of royalties due.

6.2	HARVARD’s accountant shall not disclose to HARVARD any information other than information relating to the accuracy of reports and payments made hereunder.

6.3	Such examination by HARVARD’s accountant shall be at HARVARD’s expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to HARVARD had the LICENSEE reported correctly, plus interest on said sum at the rate of one and one-half percent (1.5%) per month.
ARTICLE VII
DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1	Upon execution of this Agreement, LICENSEE shall reimburse HARVARD for fifty percent (50%) of all reasonable expenses HARVARD has incurred for the preparation, filing, prosecution, maintenance and counseling with respect to PATENT RIGHTS. Such expenses total [***] as of October 1, 2000. Thereafter, LICENSEE shall reimburse HARVARD for fifty percent (50%) of all such future reasonable expenses prior to the termination of this Agreement upon receipt of invoices from HARVARD.

7.2	HARVARD shall be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS. HARVARD will instruct counsel to directly notify HARVARD and LICENSEE and provide them copies of any official communications from the United States and foreign patent offices relating to said prosecution, and to provide LICENSEE with advance draft copies of all relevant communications to the various patent offices, so that LICENSEE may be informed and apprised of the continuing prosecution of patent applications in PATENT RIGHTS. LICENSEE shall have reasonable opportunities to participate in decision making on all key decisions affecting filing, prosecution and maintenance of patents and patent applications in PATENT RIGHTS. HARVARD will use reasonable efforts to incorporate LICENSEE’s reasonable suggestions regarding said prosecution. HARVARD shall use all reasonable efforts to amend any patent application to include claims reasonably requested by LICENSEE to protect LICENSED PRODUCTS.

7.3	HARVARD and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

HARVARD to execute such papers and instruments so as to enable HARVARD to apply for, to prosecute and to maintain patent applications and patents in HARVARD’s name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

7.4	LICENSEE may elect to surrender its PATENT RIGHTS in any country upon sixty (60) days written notice to HARVARD. Such notice shall not relieve LICENSEE from responsibility to reimburse HARVARD for patent-related expenses incurred prior to the expiration of the (60) day notice period.

7.5	If HARVARD elects not to prosecute or maintain any of the patents or patent applications relating to PATENT RIGHTS or any portion thereof in any country, LICENSEE shall be given sufficient notice of HARVARD’s decision so that LICENSEE may request that HARVARD continue prosecuting or maintaining such patents or patent applications, at LICENSEE’s expense. If HARVARD elects not to prosecute or maintain such patents or patent applications after such request by LICENSEE, then LICENSEE shall have the right, but not the obligation, at its own expense to prosecute and maintain such patents and patent applications or portion thereof in such country and in HARVARD’s name. If LICENSEE assumes 100% of the costs to file, prosecute, and maintain certain patents and patent applications relating to the PATENT RIGHTS pursuant to this Section 7.5, and, if HARVARD licenses the PATENT RIGHTS to one or more co-exclusive licensees designated in Section 3.1 after such time, then HARVARD will credit LICENSEE with the costs LICENSEE has paid in excess of 50% if one other licensee, due for the preparation, filing, prosecution and maintenance of patents and patent applications relating to PATENT RIGHTS pursuant to Section 7.1 above.

7.6	If LICENSEE can demonstrate that it is not being adequately informed or apprised of the continuing prosecution of patents or patent applications in PATENT RIGHTS, or that it is not being provided with reasonable opportunities to participate in decision making or that its interests are not being adequately protected, LICENSEE shall be entitled to engage, at LICENSEE’s expense, independent patent counsel to review and evaluate patent prosecution and filing of patents and patent applications included in PATENT RIGHTS.
ARTICLE VIII
INFRINGEMENT

8.1	With respect to any PATENT RIGHTS that are licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any infringement of such patent. HARVARD agrees to notify LICENSEE promptly of each infringement of such patents of which HARVARD, as applicable, is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of HARVARD and to potential effects on the public interest in making its decision whether or not to sue.

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

8.2	LICENSEE acknowledges that other co-exclusive licensees of PATENT RIGHTS designated in Section 3.1 shall have rights identical to LICENSEE to prosecute infringers and that co-exclusive licensees will be bound by the identical terms of this Section 8.2. In any prosecution instigated by LICENSEE and in which HARVARD, as necessary, is also named plaintiff as owner of the PATENT RIGHTS, LICENSEE must notify other co-exclusive licensees of the existence of such legal action and allow other co-exclusive licensees to join as a plaintiff upon co-exclusive licensees’ request. In addition, in the event other co-exclusive licensees instigate an infringement prosecution, LICENSEE hereby consents to being joined as a plaintiff in such suit solely for the purpose of procuring standing to bring the action and at the sole expense of the instigating co-exclusive licensee. To the extent that LICENSEE desires to participate in any strategic decisions affecting the prosecution of the action brought by other co-exclusive licensees, LICENSEE acknowledges that it and co-exclusive licensees will necessarily have to reach a mutual agreement concerning litigation expenses and strategy. In no event shall HARVARD incur any liability or expense in connection with any action of co-exclusive licensees, joint or otherwise.
During any such litigation, HARVARD will agree to not license any defendant or accused infringer of the PATENT RIGHTS in the litigation, without LICENSEE’s prior written consent.

8.3	(a)	If LICENSEE elects to commence an action as described above, HARVARD may, to the extent permitted by law, elect to join as parties in that action. Regardless of whether HARVARD elects to join as parties, HARVARD shall cooperate fully with LICENSEE in connection with any such action.

(b)	HARVARD agrees to join as a party in any action if required by law to do so in order to bring an action under the PATENT RIGHTS.

(c)	LICENSEE shall reimburse HARVARD for any costs incurs with LICENSEE’s approval, including reasonable attorneys’ fees, as part of an action brought by LICENSEE, irrespective of whether HARVARD becomes a co-plaintiff.

8.4	If LICENSEE elects to commence an action as described above, LICENSEE may deduct from its royalty payments to HARVARD with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of LICENSEE’s expenses and costs of such action, including reasonable attorneys’ fees; provided, however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to HARVARD with respect to the patent(s) subject to suit for each calendar year. If such fifty percent (50%) of LICENSEE’s expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to HARVARD from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

8.5	No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of HARVARD which consent shall not be unreasonably withheld.

8.6	Recoveries or reimbursements from actions commenced by LICENSEE pursuant to this Article shall first be applied to reimburse LICENSEE, HARVARD for litigation costs not paid from royalties and then to reimburse HARVARD for royalties deducted by LICENSEE pursuant to Section 8.4. Any remaining recoveries or reimbursements shall be shared as follows:

(a)	If the amount is lost profits or lost royalties, LICENSEE shall receive an amount equal to the damages the court determines LICENSEE has suffered as a result of the infringement less the amount of any royalties that would have been due HARVARD on sales of LICENSED PRODUCTS lost by LICENSEE as a result of the infringement had LICENSEE made such sales, and HARVARD shall receive an amount equal to the royalties it would have received if such sales had been made by LICENSEE, and

(b)	As to awards other than lost profits or lost royalties, fifty percent (50%) to LICENSEE and fifty percent (50%) to HARVARD.

(c)	If two or more co-exclusive licensees undertake the suit, the provision of this Section 8.6 will be modified to take into account each co-exclusive licensee’s expenses and lost profits.

8.7	If LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, HARVARD may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE shall cooperate fully with HARVARD in connection with any such action.

8.8	If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, HARVARD may elect to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with HARVARD in connection with any such action. HARVARD shall consult with LICENSEE regarding such defense.
ARTICLE IX
TERMINATION OF AGREEMENT

9.1	This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in PATENT RIGHTS has expired or been abandoned.

9.2	HARVARD may terminate this Agreement as follows:

(a)	If LICENSEE does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 5.4(e)) within

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

thirty (30) days after the date of notice in writing of such non-payment by HARVARD.

(b)	If LICENSEE defaults in its obligations under Sections 10.3(c) and 10.3(d) to procure and maintain insurance.

(c)	If LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon HARVARD giving written notice to LICENSEE.

(d)	If an examination by HARVARD’s accountant pursuant to Article V shows an underreporting or underpayment by LICENSEE in excess of twenty percent (20%) for any twelve (12) month period, provided that such underreporting or underpayment is not determined to be inadvertent or the result of an honest mistake.

(e)	If LICENSEE is convicted of a felony relating to the manufacture, use, or sale of LICENSED PRODUCTS.

(f)	Except as provided in Subsections (a), (b), and (c) above, if LICENSEE defaults in the performance of any material obligations under this Agreement and the default has not been remedied within forty-five (45) days after the date of notice in writing of such default by HARVARD.

9.3	LICENSEE shall provide, in all sublicenses granted by it under this Agreement, that LICENSEE’s interest in such sublicenses shall at HARVARD’s option terminate or be assigned to HARVARD upon termination of this Agreement; however, LICENSEE shall have the option to nominate one of its sublicensees as a substitute for LICENSEE. The proposed substitute must (i) have a net worth of at least equivalent to the net worth LICENSEE had as of the date of this Agreement and (ii) have available resources and sufficient scientific, business and other expertise comparable to LICENSEE in order to satisfy its obligations under this Agreement. At least sixty (60) days prior to termination of this Agreement, LICENSEE shall provide HARVARD with written notice of LICENSEE’s nominee together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) and (ii) above for HARVARD’s approval, which shall not be unreasonably withheld. HARVARD shall notify LICENSEE in writing of its decision prior to termination of this Agreement. If HARVARD approves LICENSEE’s nominee, LICENSEE shall assign this Agreement to its nominee and its nominee shall accept the assignment no later than thirty (30) days after the termination date of this Agreement.
In the event that HARVARD disapproved LICENSEE’s first nominee, prior to the termination date of this Agreement, LICENSEE shall have the option to nominate one of its other sublicensees for HARVARD’s approval which shall not be unreasonably withheld.

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

9.4	LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to HARVARD. Upon termination, LICENSEE shall submit a final Royalty Report to HARVARD and any royalty payments and unreimbursed patent expenses invoiced by HARVARD shall become immediately payable.

9.5	Sections 6.1, 6.2, 6.3, 7.1, 9.4, 9.5, 10.2, 10.3, 10.4, and 10.7 of this Agreement shall survive termination.
ARTICLE X
GENERAL

10.1	HARVARD does not warrant the validity of the PATENT RIGHTS licensed hereunder and make no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE, or SUBLICENSEE without infringing other patents, provided, however, HARVARD represents that it has no knowledge of any facts or circumstances as of the execution date of this Agreement that would render any of the PATENT RIGHTS invalid or unenforceable. HARVARD represents and warrants, to the best of its knowledge, that HARVARD owns all right, title and interest in and to the PATENT RIGHTS.

10.2	HARVARD EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY HARVARD, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

10.3	(a)	LICENSEE shall indemnify, defend and hold harmless HARVARD and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “INDEMNITEES”), from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement, provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to the negligent activities, reckless misconduct or intentional misconduct of Indemnitees.

(b)	Each Indemnitee that intends to claim indemnification under Section 10.3(a) shall promptly notify LICENSEE of any claim or action in respect of which the Indemnitee intends to claim such indemnification, and LICENSEE shall assume the defense thereof with counsel mutually satisfactory to LICENSEE and HARVARD. The failure to deliver notice to LICENSEE within a reasonable time after the

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

commencement of any such claim or action, if materially prejudicial to its ability to defend such action, shall relieve LICENSEE of any liability to the Indemnitee under Section 10.3(a) with respect to such action, but the omission so to deliver notice to LICENSEE will not relieve it of any liability that it may have to any Indemnitee otherwise than under Section 10.3(a). HARVARD and any other Indemnitee, and their respective employees and agents, shall cooperate fully with LICENSEE and its legal representatives in the investigation of any claim or action covered by the indemnification under Section 10.3(a).

(c)	Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a SUBLICENSEE, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as HARVARD shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to HARVARD and the Risk Management Foundation of the Harvard Medical Institutions, Inc. in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this Agreement.

(d)	LICENSEE shall provide HARVARD with written evidence of such insurance upon request of HARVARD. LICENSEE shall provide HARVARD with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, HARVARD shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(e)	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a SUBLICENSEE, AFFILIATE or agent of LICENSEE; and (ii) a reasonable period after the period referred to in Subsection (e)(i) above which in no event shall be less than fifteen (15) years.

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

10.4	LICENSEE shall not use HARVARD’s name or insignia, or any adaptation of them, or the name of any of HARVARD’s inventors in any advertising, promotional or sales literature without the prior written approval of HARVARD.

10.5	Without the prior written approval of HARVARD in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by LICENSEE to any person whether voluntarily or involuntarily, by operation of law or otherwise, except that each of LICENSEE and its AFFILIATES may assign this Agreement in connection with a merger, consolidation or sale or transfer of all or substantially all of its assets. This Agreement shall be binding upon the respective successors, legal representatives and assignees of HARVARD and LICENSEE.

10.6	The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

10.7	LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or SUBLICENSEES, and that it will defend and hold HARVARD, CHILDREN, and MIT harmless in the event of any legal action of any nature occasioned by such violation.

10.8	LICENSEE agrees: (i) to obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS and LICENSED PROCESSES; and (ii) to utilize appropriate patent marking on such LICENSED PRODUCTS. LICENSEE also agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

10.9	Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either: (i) delivered in person; (ii) mailed certified mail return receipt requested; or (iii) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:
If to LICENSEE:
  Mycometrix Corporation
  213 E. Grand Ave.
  South San Francisco, CA 94080
  Attention:
  Fax: (650)-

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

If to HARVARD:
  Office for Technology and Trademark Licensing
  Harvard University
  Holyoke Center, Suite 727
  1350 Massachusetts Avenue
  Cambridge, MA 02138
  Fax: (617) 495-9568
By such notice either party may change their address for future notices.
Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

10.10	Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

10.11	In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflict amicably between themselves. Subject to the limitation stated in the final sentence of this Section 10.11, any such conflict which the parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Boston, Massachusetts. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

10.12	This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.
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Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

PRESIDENT AND FELLOWS	MYCOMETRIX CORPORATION
OF HARVARD COLLEGE

/s/ Joyce Brinton	/s/ Gajus Worthington
Joyce Brinton, Director
Office for Technology and	President
Trademark Licensing

12/20/00	12/21/00
Date	Date

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

APPENDIX A
The following comprise PATENT RIGHTS:
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